EXHIBIT 10
AMENDED AND RESTATED
TENTH SUPPLEMENTAL ANNUAL BENEFIT DETERMINATION
PURSUANT TO THE VF CORPORATION AMENDED AND RESTATED
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
Article I. Purpose.
The purpose of this Amended and Restated Tenth Supplemental Annual Benefit Determination (the “Determination”), which is effective as of February 7, 2006, is to provide to designated Participants a Supplemental Pension under the VF Corporation Amended and Restated Supplemental Executive Retirement Plan (the “SERP”).
Article II. Definitions.
As used herein, words and phrases shall have such meanings as are set forth in the SERP, the VF Corporation Pension Plan (“Pension Plan”), and the VF Mid-Term Incentive Plan and VF 2004 Mid-Term Incentive Plan (collectively, the “Mid-Term Incentive Plan”), which are implemented under the VF 1996 Stock Compensation Plan. “Committee” shall mean the Compensation Committee of the Board of Directors of VF Corporation, or any successor committee thereto.
Article III. Eligibility for Benefits.
The Supplemental Pension shall be payable to the Participant if his or her employment ceases by reason of: 1) retirement on his or her Normal Retirement Date, 2) termination of employment or 3) death while an Employee.
Article IV. Supplemental Pension Benefits.
          4.01 Normal Retirement: The Participants in this Determination shall receive the following Supplemental Pension payable at Normal or Late Retirement:
(a) The Normal Retirement Benefit otherwise payable to the Participant under the Pension Plan computed without reduction for any maximum contribution, benefit or compensation limitations imposed by ERISA or the Code on the Corporation and including in the Normal Retirement Benefit calculation any compensation deferred by Participant, but without regard to the amount set forth in Appendix IV to the Pension Plan for the Participant, and by including as Compensation for purposes of the Pension Plan: (i) for each Performance Cycle under the Mid-Term Incentive Plan through the Performance Cycle commencing with the Corporation’s 2003 fiscal year, the fair market value of 100% of the Stock Units earned by the Participant as PeRS for such Performance Cycle; and (ii) for each Performance Cycle under the Mid-Term Incentive Plan commencing with or after the Corporation’s 2004 fiscal year, the fair market value of the number of Stock Units earned by the Participant as PRSUs for such Performance Cycle determined by multiplying the total number of Stock Units earned by the Participant as PRSUs for the Performance Cycle by the percentage of the Participant’s Target PRSUs for that Performance Cycle designated by the VF Pension Plan Committee as potentially includible under this Determination as Compensation for purposes of the Pension Plan formula. The fair market value of such Stock Units shall be determined as of the last day of the Performance Cycle for which such Stock Units are earned; provided, however, that in the event of the Participant’s Termination of Employment prior to the Earning Date for a Performance Cycle, the fair market value of such Stock Units shall be determined (x) as of the last day of the Corporation’s fiscal year which includes the Proration Date for situations governed by Section 8(a)(i), (ii) or (iii) of the Mid-Term Incentive Plan (Disability or Retirement, death, or involuntary separation by the Corporation not for Cause prior to a Change in Control), or (y) as of the Participant’s Termination of Employment for situations governed by Section 8(a)(iv) of the Mid-Term Incentive Plan (at or after a Change in Control, involuntary separation by the Corporation not for Cause or Termination by the Participant for Good Reason). The amount includible as Compensation for purposes of the Pension Plan formula with respect to the Participant’s participation in the Mid-Term Incentive Plan shall be considered Compensation for the respective Plan Year in which the respective Performance Cycle for which the Stock Units are earned ends (or in the event of the Participant’s Termination of Employment prior to the Earning Date for a Performance Cycle, for the Plan Year in which occurs the Participant’s Termination of Employment). Notwithstanding the foregoing or anything to the contrary in this Determination, the amount includible under this Determination as Compensation for purposes of the Pension Plan formula with respect to the Participant’s participation in the Mid-Term Incentive Plan is “frozen” at the amount determined on April 30, 2009. A Participant’s Supplemental Pension under this Determination and the SERP shall not increase after April 30, 2009 by reason of the Participant’s participation in or Stock Units earned under the Mid-Term Incentive Plan after April 30, 2009.
(b) The Supplemental Pension set forth in Section 4.01(a) shall be reduced by any benefits payable to the Participant under the Pension Plan.
          4.02 Termination of Employment: The Supplemental Pension payable by reason of the Participant’s termination of employment shall be equal to the benefit provided by Section 4.01 above multiplied by a fraction (not greater than 1.0). The numerator of this fraction shall be the number of full and part years of the Participant’s employment with the Corporation

(counting as years of employment for purposes of the numerator the Years of Credit with which the Participant is credited under the Second Amended Supplemental Annual Benefit Determination or any other Supplemental Annual Benefit Determination under the SERP). The denominator of this fraction shall be the number of full and part years of the Participant’s employment as if the Participant had been employed until Normal Retirement Date.
          4.03 Death While an Employee: The Supplemental Pension payable upon the death of the Participant while an Employee shall be as provided by Section 4.02.
          4.04 Form of Supplemental Pension:
(a) Benefits Not Subject to Code Section 409A. This Section 4.04(a) shall apply solely to the portion of a Participant’s Supplemental Pension which is not subject to the requirements of Section 409A of the Code. The form of benefits payable to the Participant shall be the form which has been elected under the Pension Plan unless the Participant or Beneficiary has elected a different form under this Determination. Except as otherwise provided in this Section 4.04(a), payment of Supplemental Pension benefits hereunder shall commence at the same time as the Participant’s or Beneficiary’s benefits commence under the Pension Plan, and shall be subject to the same reductions for commencement of payments prior to Normal Retirement Date as apply to the recipient’s benefits under the Pension Plan. Notwithstanding the foregoing, a Participant may elect to receive in a lump sum the actuarial present value of his or her Supplemental Pension under this Determination, and if a Participant dies while employed, his or her Beneficiary may elect to receive in a lump sum the actuarial present value of the Participant’s Supplemental Pension under this Determination.
(b) Benefits Subject to Code Section 409A. This Section 4.04(b) shall apply solely to the portion of a Participant’s Supplemental Pension which is subject to the requirements of Section 409A of the Code. The Supplemental Pension shall be paid to the Participant in a lump sum in cash. The lump sum payment shall be made to the Participant on the first business day of the month following the later of (i) six months after the date of the Participant’s separation from service, or (ii) the Participant’s attainment of age 55. If a Participant dies while employed, his or her Beneficiary shall, on the first business day of the month following the date which is six months after the Participant’s date of death, receive in a lump sum the actuarial present value of the Participant’s Supplemental Pension under this Determination.
(c) Present Value Calculation. In the case of an unmarried Participant who dies while employed after the Board of Directors’

adoption of certain design modifications to the Pension Plan and the SERP on December 9, 2003, the present value of his or her Supplemental Pension under this Determination shall be determined as if such design modifications had not been adopted. The lump sum actuarial present value calculations shall be based on (i) an interest rate assumption equal to, under Section 4.04(a), the expected rate of return on assets for financial accounting purposes under the Pension Plan for the year in which the lump sum payment is to be made and, under Section 4.04(b), the yield for the Moody’s Aa corporate bond index as of the last business day of the calendar quarter in which the Participant’s last day worked for purposes of the Pension Plan occurs (or, if the time of payment is determined by the Participant’s attainment of age 55 under Section 4.04(b)(ii), as of the last business day preceding the beginning of the calendar quarter in which the Participant attains age 55), and (ii) the mortality assumption set forth in the Pension Plan for purposes of calculating lump sum payments.
Article V. Participants.
The Committee designates as Participants for purposes of this Determination any Employees who (a) earned Stock Units as PeRS under the Mid-Term Incentive Plan for any Performance Cycle through the Performance Cycle commencing with the Corporation’s 2003 fiscal year, or (b)(i) earned Stock Units as PRSUs under the Mid-Term Incentive Plan for any Performance Cycle commencing with or after the Corporation’s 2004 fiscal year, and (ii) were not participants in the Corporation’s Discretionary Executive Bonus Plan (or any successor thereto) (the “DEBP”) during the final year of the applicable Performance Cycle; provided, however, that any Employees who have been designated in any other SERP Determination shall be excluded from this Determination to the extent that such other Determination provides for the Supplemental Pension set forth above. Notwithstanding the foregoing, with respect to subsection (b)(i) and (ii) above, the VF Pension Plan Committee shall be authorized and empowered to make such determination as it deems appropriate of the eligibility, if any, to participate and of the extent of participation in this Determination of any Employee (x) whose Termination of Employment occurs prior to the Earning Date for a Performance Cycle, or (y) who is eligible for a pro rata bonus under the DEBP with respect to the final year of a Performance Cycle. Notwithstanding the foregoing or anything to the contrary in this Determination, participation in this Determination is “frozen” effective on April 30, 2009, and no Employee shall become a Participant in this Determination after April 30, 2009 by reason of participation in or earning Stock Units under the Mid-Term Incentive Plan after April 30, 2009.
Article VI. Vesting.
The Participant shall become vested in the Supplemental Pension payable pursuant to this Determination upon satisfaction of the vesting period provided in the SERP. Nothing in this Determination shall preclude the Board of Directors from discontinuing eligibility to participate in the SERP and this Determination at any time before the Participant shall become vested hereunder.

Article VII. Adoption.
This Determination was originally approved and adopted by the Board of Directors of the Corporation on October 17, 2001, effective as of the January 1, 1999 effective date of the Mid-Term Incentive Plan. This Determination was amended and restated by the Board of Directors on and effective as of February 7, 2006, in order (i) to preserve the favorable tax treatment available to benefits earned and vested under the Determination on or before December 31, 2004 in view of the enactment of Section 409A of the Code and the issuance of regulations thereunder by the Department of the Treasury, and (ii) with respect to all other benefits earned under the Determination, to comply with the requirements of Section 409A and the regulations thereunder. The Board of Directors reserves the right to amend the Determination, either retroactively or prospectively, in whatever respect is required to achieve and maintain compliance with the requirements of Section 409A of the Code and the regulations thereunder. By action of the Board of Directors on April 28, 2009, participation in and benefits under this Determination were “frozen” effective on April 30, 2009.